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                                                                   EXHIBIT 10.49

                     [LETTERHEAD OF PETRIUS APPEARS HERE]


April 9, 1999



John Giordano
5 Queene Ann Rd.
Hopkinton, MA

Dear John:

In consideration for your acceptance of the position as president of Peritus Software Services, Inc. ("the Company"), the Company is providing you with a recoverable bonus of $120,000 minus all taxes, FICA and other withholdings required by law. This bonus is in place of and supercedes the payments you would receive in the event of a change in control under the addendum to your employment agreement dated August 13, 1998 and is in place of any severance arrangements that may be offered by the Company through September 30, 1999. This bonus does not affect your eligibility to receive other benefits or payments under other Peritus plans or by a person or entity other than Peritus.

This bonus will vest and become non-recoverable on the earlier of: (i) September 30, 1999, (ii) the date of termination of your employment by the Company without cause, or (iii) the merger, liquidation, consolidation, sale of substantially all of the assets, bankruptcy, reorganization or receivership of the Company (a "Vesting Event"). Cause shall mean the failure to perform your duties, conviction of a felony or conduct that materially injures the Company.

You acknowledge that you are an employee at will. If you voluntarily terminate your employment with the Company prior to a Vesting Event, you will promptly return a cash amount equal to the gross bonus amount to Peritus.

The terms and existence of this bonus arrangement are confidential and if you disclose them to anyone else, Peritus may demand prompt repayment thereof.

This arrangement is binding on Peritus and its successors and assigns whether by means of merger, consolidation, sale of assets, or otherwise and shall be governed by Massachusetts substantive laws.

Please acknowledge your understanding to the terms hereof by signing below.

Sincerely,



Peritus Software Services, Inc.         Agreed to and accepted by:

By: /s/ Eugene DiDonato                 John Giordano
   -------------------------------      --------------------------
   Eugene DiDonato Vice- President      John Giordano